Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-278523 and 333-278523-01

Brookfield Renewable Corporation

Brookfield Renewable Partners L.P.

Class A Exchangeable Subordinate Voting Shares of Brookfield Renewable Corporation

Limited Partnership Units of Brookfield Renewable Partners L.P.

(issuable or deliverable upon exchange, redemption or acquisition of Class A Exchangeable Subordinate Voting Shares)

Brookfield Renewable Corporation (“BEPC” or our “company”) may, from time to time, issue up to $2,500,000,000 of its class A exchangeable subordinate voting shares (the “exchangeable shares”). Each exchangeable share is exchangeable at the option of the holder for one limited partnership unit (each, a “LP unit”) of Brookfield Renewable Partners L.P. (“BEP” or the “Partnership”) (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEPC), as described in this prospectus. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell from time to time up to 34,719,683 exchangeable shares issuable upon exchange of the Class A.2 Shares (as defined herein) that were distributed to the Brookfield Group (as defined herein) in connection with the Arrangement (as defined herein), in amounts, at prices and on terms that will be determined at the time these securities are offered. The Brookfield Group is, and the selling securityholders are expected to be, affiliated with our company and the Partnership. However, neither our company nor the Partnership will receive any proceeds from the sales of these exchangeable shares by the selling securityholders. See “Selling Securityholders” and “Plan of Distribution”.

This prospectus also relates to the underlying offer of LP units that may be issued by the Partnership or delivered by our company or Brookfield Corporation upon any exchange, redemption or acquisition of the exchangeable shares being offered hereunder (including, if applicable, in connection with liquidation, dissolution or winding up of our company) in accordance with the terms of the exchangeable shares as provided in our company’s articles of incorporation and/or the Rights Agreement (as defined herein). The Partnership has filed a registration statement on Form F-3 (File No. 333-282962) to register the issuance or delivery of LP units in connection with any such redemption, exchange or acquisition.

Each time exchangeable shares are offered hereunder, our company and the Partnership will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents our company and the Partnership incorporate by reference, before you invest in our securities.

The exchangeable shares are traded on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the symbol “BEPC”. The LP units are traded on the NYSE under the symbol “BEP” and the TSX under the symbol “BEP.UN”.

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is April 2, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that our company and the Partnership have filed with the SEC using a shelf registration process. Under this shelf registration process, our company and the Partnership may sell the exchangeable shares in one or more offerings and certain selling securityholders to be identified in a prospectus supplement may also offer and sell exchangeable shares. This prospectus provides you with a general description of the exchangeable shares and LP units. Each time our company, the Partnership or the selling securityholders sell exchangeable shares hereunder, our company and the Partnership will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Before you invest, you should read both this prospectus and any applicable prospectus supplement, together with additional information incorporated by reference and described under the heading “Documents Incorporated by Reference.” This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to our group and the securities that may be offered hereunder.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus” we have authorized to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus, any prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we have previously filed with the SEC, that is incorporated by reference in this prospectus or in any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

We and the selling securityholders are offering to sell exchangeable shares, and are seeking offers to buy exchangeable shares, only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus, any prospectus supplement and any “free writing prospectus” and the offering of exchangeable shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus, any prospectus supplement and/or any “free writing prospectus” must inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus, any prospectus supplement and any “free writing prospectus” outside the United States. This prospectus, any prospectus supplement and any “free writing prospectus” do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless the context requires otherwise, when used in this prospectus, “we”, “us”, “our,” “our company” and “BEPC” mean Brookfield Renewable Corporation, as successor to Brookfield Renewable Holdings Corporation (“BRHC” or “Old BEPC”) (which was previously named Brookfield Renewable Corporation) pursuant to the Arrangement, together with its subsidiaries. “Brookfield Renewable” or our “group” refer to the Partnership collectively with Brookfield Renewable Energy L.P. (“BRELP”), the Holding Entities, BEPC, BRHC (together with its subsidiaries) and the Operating Entities. “Holding Entities” means BRP Bermuda Holdings I Limited, Brookfield BRP Holdings (Canada) Inc., Brookfield BRP Europe Holdings (Bermuda) Limited and any other direct wholly-owned subsidiary of BRELP created or acquired after the date of BRELP’s limited partnership agreement. “Operating Entities” means the subsidiaries of the Holding Entities which, from time to time, directly or indirectly hold, or may in the future hold, operations or assets, including any of the assets or operations held through joint ventures, partnerships and consortium arrangements. “General Partner” refers to Brookfield Renewable Partners Limited, the Partnership’s general partner. “Brookfield” refers to Brookfield Corporation and its subsidiaries (other than Brookfield Renewable), and unless the context otherwise requires, includes Brookfield Asset Management Ltd. “Brookfield Group” refers to Brookfield Corporation and its subsidiaries, and unless the context otherwise requires, includes Brookfield Asset Management Ltd.

The financial information contained in or incorporated by reference in this prospectus and any prospectus supplement, unless otherwise indicated, is presented in U.S. dollars and, unless otherwise indicated, has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because our company is organized under the laws of British Columbia, Canada and the Partnership is formed under the laws of Bermuda, certain of the directors of our company and the General Partner as well as certain of the experts named in this prospectus are residents of Canada or another non-U.S. jurisdiction and a substantial portion of our company’s and the Partnership’s assets and the assets of those directors and experts may be located outside the United States.

Unless otherwise specified, all dollar amounts in this prospectus, any prospectus supplement and any “free writing prospectus” are expressed in U.S. dollars and references to “dollars”, “$” or “US$” are to U.S. dollars and all references to “C$” are to Canadian dollars. All references in this prospectus, any prospectus supplement and any “free writing prospectus” to “Canada” mean Canada, its provinces, its territories, its possessions and all areas subject to its jurisdiction.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and/or “free writing prospectus”, and the documents incorporated by reference herein and therein, contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable U.S. and Canadian securities laws. Forward-looking statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Forward-looking statements in this prospectus, any prospectus supplement and/or “free writing prospectus”, and the documents incorporated by reference herein and therein, include, but are not limited to, statements regarding the quality of our group’s assets and the resiliency of the cash flow they will generate, our group’s anticipated financial performance, future commissioning of assets, contracted nature of our group’s portfolio, technology diversification, acquisition opportunities, expected completion of acquisitions and dispositions, future energy prices and demand for electricity, economic recovery, achieving long-term average generation, project development and capital expenditure costs, energy policies, economic growth, growth potential of the renewable asset class, our group’s future growth prospects and distribution profile and our group’s access to capital, future dividends and distributions made to holders of LP units and exchangeable shares. In some cases, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “scheduled”, “estimates”, “intends”, “anticipates”, “believes”, “potentially”, “tends”, “continue”, “attempts”, “likely”, “primarily”, “approximately”, “endeavors”, “pursues”, “strives”, “seeks”, “targets”, “believes” or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. These forward-looking statements and information are not historical facts but reflect our group’s current expectations regarding future results or events and are based on information currently available to our group and on assumptions our group believes are reasonable.

Although our group believes that its anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based on reasonable assumptions and expectations, we cannot assure you that such expectations will prove to have been correct. You should not place undue reliance on forward-looking statements and information as such statements and information involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to our group or are within its control. If a change occurs, our business, financial condition, liquidity and results of operations and our group’s plans and strategies may vary materially from those expressed in the forward-looking statements and information in this prospectus and in any prospectus supplement and/or any “free writing prospectus”, and in any of the documents incorporated by reference herein or therein.

Factors that could cause our group’s actual results to differ materially from those contemplated or implied by the forward-looking statements and information in this prospectus and any prospectus supplement include, but are not limited to, the following:

•	general economic conditions and risks relating to the economy, including unfavorable changes in interest rates, foreign exchange rates, inflation and volatility in the financial markets;

•	changes to resource availability, as a result of climate change or otherwise, at any of our group’s renewable power facilities;

•	supply, demand, volatility and marketing in the energy markets;

•	changes to government policies and incentives relating to the renewable power and sustainable solutions industries;

•

our group’s inability to re-negotiate or replace expiring contracts (including power purchase agreements, power guarantee agreements or similar long-term agreements between a seller and a buyer of electrical power generation) on similar terms;

•	an increase in the amount of uncontracted generation in our group’s renewable power portfolio or a change in the contract profile for future renewable power projects;

•	availability and access to interconnection facilities and transmission systems;

•	our group’s ability to comply with, secure, replace or renew concessions, licenses, permits and other governmental approvals needed for our operating and development projects;

•	our group’s real property rights for our facilities being adversely affected by the rights of lienholders and leaseholders that are superior to those granted to our group;

•	increases in the cost of operating our existing facilities and of developing new projects;

•	health, safety, security and environmental risks;

•	equipment failures and procurement challenges;

•	adverse impacts of inflationary pressures;

•	changes in regulatory, political, economic and social conditions in the jurisdictions in which we operate;

•	our group’s reliance on computerized business systems, which could expose our group to cyber-attacks;

•	dam failures and the costs and potential liabilities associated with such failures;

•	uninsurable losses and higher insurance premiums;

•	energy marketing risks and our ability to manage commodity and financial risk;

•	the termination of, or a change to, the hydrological balancing pool administered by the government of Brazil;

•	involvement in litigation and other disputes, and governmental and regulatory investigations;

•	counterparties to our group’s contracts not fulfilling their obligations;

•	the time and expense of enforcing contracts against non-performing counterparties and the uncertainty of success;

•	increased regulation of our operations;

•	new regulatory initiatives related to sustainability and environmental, social and governance;

•	foreign laws or regulation to which our group becomes subject as a result of future acquisitions in new markets;

•	force majeure events;

•	our group’s operations being affected by local communities;

•	newly developed technologies or new business lines in which our group invests not performing as anticipated;

•	advances in technology that impair or eliminate the competitive advantage of our projects;

•	increases in water rental costs (or similar fees) or changes to the regulation of water supply;

•	ineffective management of human capital;

•	labor disruptions and economically unfavorable collective bargaining agreements;

•	human rights impacts of our group’s business activities;

•	increased regulation of and third party opposition to our group’s nuclear service business’s customers and operations;

•	failure of the nuclear power industry to expand;

•	insufficient indemnification for our group’s nuclear services business;

•	our group’s inability to finance our operations and fund growth due to the status of the capital markets;

•	our group’s inability to complete capital recycling initiatives;

•	operating and financial restrictions imposed on us by our group’s loan, debt and security agreements;

•	changes to our group’s credit ratings;

•	the incurrence of debt at multiple levels within our group’s organizational structure;

•	restrictions on our ability to engage in certain activities or make distributions due to our indebtedness;

•	adverse changes in currency exchange rates and our inability to effectively manage foreign currency exposure through our group’s hedging strategy or otherwise;

•	our group’s inability to identify sufficient investment opportunities and complete transactions;

•	political instability or changes in government policy negatively impacting our business or assets;

•	changes to our group’s current business, including through future sustainable solutions investments;

•	the growth of our group’s portfolio and our group’s inability to realize the expected benefits of its transactions or acquisitions;

•	our group’s inability to develop the projects in our development pipeline;

•

delays, cost overruns and other problems associated with the construction and operation of our facilities and risks associated with the arrangements our group enters into with communities and joint venture partners;

•	our group does not have control over all of our group’s operations or investments, including certain investments made through joint ventures, partnerships, consortiums or structured arrangements;

•	some of our group’s acquisitions may be of distressed companies, which may subject our group to increased risks;

•	a decline in the value of our group’s investments in securities, including publicly traded securities of other companies;

•	the separation of economic interest from control within our group’s organizational structure;

•	fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems and restrictions on foreign direct investment;

•	our group’s dependence on Brookfield and Brookfield’s significant influence over our group;

•

Brookfield’s election not to source acquisition opportunities for our group and our group’s lack of access to all renewable power acquisitions that Brookfield identifies, including by reason of conflicts of interest;

•	the departure of some or all of Brookfield’s key professionals;

v

•	Brookfield acting in a way that is not in our group’s best interests or the best interests of our shareholders;

•	changes in how Brookfield elects to hold its ownership interests in our group;

•

our group’s inability to terminate the Fifth Amended and Restated Master Services Agreement, dated May 5, 2023, among Brookfield, BEPC, BEP, BRELP and others (as amended, the “Master Services Agreement”), and the limited liability of the service providers under our arrangements with them;

•

Brookfield’s relationship with certain businesses managed pursuant to an information barrier designed to enable each business to carry out its investment activities independently of the other businesses (including Oaktree Capital Group, LLC and its affiliates);

•	any changes in the market price of the LP units and the exchangeable shares;

•	the redemption of the exchangeable shares;

•	difference in the trading price of the exchangeable shares and the LP units;

•	the de-listing of the exchangeable shares;

•

future sales or issuances of our group’s securities (including upon exchange of Class A.2 Shares by the Brookfield Group) will result in dilution of existing holders and even the perception of such sales or issuances taking place could depress the trading price of the LP units or exchangeable shares;

•	changes in the amount of cash we can distribute to our shareholders;

•	the inability of our shareholders to take part in the management of BEPC;

•	limitations on holdings of our shares due to Federal Power Act and U.S. Federal Energy Regulatory Commission regulations;

•	the termination of the Rights Agreement, dated December 24, 2024, between Brookfield Corporation and Wilmington Trust, National Association (the “Rights Agreement”);

•	changes in tax law and practice;

•	limits on our shareholders’ ability to obtain favourable judicial forum for disputes related to BEPC or to enforce judgements against us;

•	foreign currency risk associated with BEPC distributions;

•	our group is not subject to the same disclosure requirements as a U.S. domestic issuer;

•	being deemed an “investment company” under the Investment Company Act of 1940, as amended;

•	the effectiveness of our group’s internal controls over financial reporting;

•	the redemption of the exchangeable shares by us at any time or upon notice from the holder of the class B shares of our company (the “BEPC class B shares”); and

•

other factors described in the BEPC Annual Report and the BEP Annual Report (each as defined herein in “Documents Incorporated by Reference”), including, but not limited to, those set forth under Item 3.D “Risk Factors”, Item 4.B “Business Overview” and Item 5.A “Operating Results” as well as in other documents incorporated by reference in this prospectus and any prospectus supplement.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our group’s forward-looking statements and information to make decisions with respect to an investment in our securities, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In light of these risks, uncertainties and assumptions, the events described by our group’s forward-looking statements and information might not occur. These risks could cause our group’s actual results and our group’s plans and strategies to vary from our group’s forward-looking statements and information. We qualify any and all of our group’s forward-looking statements and information by these cautionary factors. Our group disclaims any obligation to update or revise publicly any forward-looking statements or information, whether written or oral, as a result of new information, future events or otherwise, except as required by applicable law.

Each exchangeable share has been structured with the intention of providing an economic return equivalent to one LP unit. We therefore expect that the market price of the exchangeable shares will be significantly impacted by the market price of the LP units and the combined business performance of our group as a whole.

WHERE YOU CAN FIND MORE INFORMATION

Our company and the Partnership are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) and our company and the Partnership will fulfill their obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, our company and the Partnership are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our company, the Partnership and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that our company and the Partnership file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Data Analysis and Retrieval + (“SEDAR+”) at www.sedarplus.ca, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our websites at https://bep.brookfield.com and https://bep.brookfield.com/bepc. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023. The information on our company and on the Partnership’s respective websites is not incorporated by reference into the Registration Statement and should not be considered a part of the Registration Statement or this prospectus, and the references to our websites in the Registration Statement and this prospectus are inactive textual references only.

Our company and the Partnership are foreign private issuers, and therefore are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our group’s officers, directors and principal shareholders and unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of our group’s securities. In addition, neither our company nor the Partnership is not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, our company and the Partnership intend to file with the SEC, as soon as practicable, and in any event within four months after the end of each fiscal year, annual reports on Form 20-F or Form 40-F, as applicable, containing financial statements audited by an independent public accounting firm. Our company and the Partnership also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows our company and the Partnership to “incorporate by reference” into this prospectus certain documents that our company and the Partnership file with or furnish to the SEC. This means that our company and the Partnership can disclose important information to you by referring to those documents. Any reports filed by our company and the Partnership with the SEC after the date of this prospectus and before the date that the offering of exchangeable shares by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

1.

our company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025 (the “BEPC Annual Report”), including the description of our exchangeable shares in Exhibit 2.1 thereto and any amendment or report filed for purposes of updating such description;

2.

the Partnership’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025, (the “BEP Annual Report”), including the description of the LP units in Exhibit 2.1 thereto and any amendment or report filed for purposes of updating such description; and

3.	the joint Report on Form 6-K of our company and the Partnership filed with the SEC on March 6, 2025.

All annual reports filed by our company and the Partnership with the SEC on Form 20-F or Form 40-F, as applicable, and any Form 6-K filed or furnished by our company and the Partnership that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case, subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. Our company and the Partnership shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to our company or the Partnership, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to:

Brookfield Renewable Partners L.P.

Corporate Secretary

73 Front Street, 5th Floor

Hamilton HM 12

Bermuda

Telephone: +1 (441) 294-3304

-or-

Brookfield Renewable Corporation

Investor Relations

250 Vesey Street, 15th Floor

New York, New York 10281

Telephone: (212) 417-7000

Any statement contained in this prospectus, any prospectus supplement, any “free writing prospectus” or in a document incorporated or deemed to be incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus” shall be deemed to be modified or superseded, for the purposes of this prospectus, any prospectus supplement or any “free writing prospectus”, as the case may be, to the extent that a statement contained in this prospectus, any prospectus supplement, any “free writing prospectus” or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus”, as the case may be, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus, any prospectus supplement or any “free writing prospectus”, as the case may be.

SUMMARY

The Offer and Expected Timetable

Our company and the selling securityholders may offer and sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) up to $2,500,000,000 of exchangeable shares and up to 34,719,683 exchangeable shares issuable upon exchange of the Class A.2 Shares that were distributed to the Brookfield Group in connection with the Arrangement, respectively. The Brookfield Group is, and the selling securityholders are expected to be, affiliated with our company and the Partnership. However, neither our company nor the Partnership will receive any proceeds from the sales of these exchangeable shares by the selling securityholder. See “Selling Securityholders” and “Plan of Distribution”. The actual offer per security will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

This prospectus also relates to the underlying offer of LP units that may be issued by the Partnership or delivered by our company or Brookfield Corporation upon any exchange, redemption or acquisition of exchangeable shares being offered hereunder (including, if applicable, in connection with liquidation, dissolution or winding up of our company) in accordance with the terms of the exchangeable shares as provided in our company’s articles of incorporation and/or the Rights Agreement. The Partnership has filed a registration statement on Form F-3 (File No. 333-282962) to register the issuance or delivery of LP units in connection with any such redemption, exchange or acquisition.

The exchangeable shares are listed on the NYSE and the TSX under the symbol “BEPC.” The LP units are listed on the NYSE under the symbol “BEP” and the TSX under the symbol “BEP.UN”.

Brookfield Renewable Corporation

Our company is a Canadian corporation incorporated on October 3, 2024 under the laws of British Columbia and serves as an alternative investment vehicle for investors in the Partnership who prefer owning securities through a corporate structure. The exchangeable shares are listed on the TSX and the NYSE under the symbol “BEPC”.

While our operations are primarily located in the United States, Brazil, Colombia, and Europe, shareholders will, on economic terms, have exposure to all regions that the Partnership operates in as a result of the exchange feature attaching to the exchangeable shares, whereby our company has the option under the terms of the exchangeable shares as provided in our company’s articles of incorporation and/or the Rights Agreement to meet an exchange request by delivering cash or an LP unit.

On December 24, 2024, our company completed an arrangement (the “Arrangement”), pursuant to which 1505127 B.C. Ltd. (which was renamed Brookfield Renewable Corporation) became the successor issuer under Rule 12g-3(a) of the Exchange Act to the former Brookfield Renewable Corporation, which was renamed Brookfield Renewable Holdings Corporation, and Old BEPC’s class A exchangeable subordinate voting shares (the “Old BEPC Shares”) were delisted. The purpose of the Arrangement was to allow our company to maintain the benefits of its business structure, while addressing proposed amendments to the Income Tax Act (Canada) that were expected to result in additional costs to our company if no action was taken. In connection with the Arrangement, among other things, (i) holders of Old BEPC Shares, other than members of the Brookfield Group, received exchangeable shares in exchange for their Old BEPC Shares on a one-for-one basis; (ii) the Brookfield Group transferred its 34,719,683 Old BEPC Shares to Old BEPC in exchange for class A.2 exchangeable non-voting shares of Old BEPC (“Class A.2 Shares”) on a one-for-one basis; (iii) the Old BEPC Shares were delisted; and (iv) the exchangeable shares were listed on the NYSE and the TSX. The Class A.2 Shares are exchangeable by the Brookfield Group into exchangeable shares or LP units on a one-for-one basis. In connection with the Arrangement, our company issued approximately 145 million exchangeable shares in exchange for Old BEPC Shares. The exchangeable shares issued in exchange for Old BEPC Shares under the Arrangement were exempt from registration under the Securities Act pursuant to Section 3(a)(10) thereof.

Our company’s head office is 250 Vesey Street, 15th Floor, New York, New York, 10281, and our registered office is located at 1055 West Georgia Street, Suite 1500, P.O. Box 11117, Vancouver, British Columbia V6E 4N7. Our telephone number is (212) 417-7000.

For additional information, please refer to the BEPC Annual Report and the other documents filed by BEPC that are incorporated herein by reference.

Brookfield Renewable Partners L.P.

The Partnership is a Bermuda exempted limited partnership that was established on June 27, 2011 under the provisions of the Bermuda Partnership Acts. BEP’s registered and head office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and its telephone number is +1 (441) 294-3304.

The Partnership operates one of the world’s largest publicly traded platforms for renewable power and sustainable solutions. The Partnership’s renewable power portfolio consists of hydroelectric, wind, utility-scale solar and distributed energy and storage facilities in North America, South America, Europe and Asia. The Partnership’s operating capacity totals approximately 46,200 megawatts (“MW”) and its development pipeline stands at approximately 200,000 MW. The LP units are listed on the NYSE and the TSX.

For additional information, please refer to the BEP Annual Report and the other documents filed by BEP that are incorporated herein by reference.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors incorporated by reference from the BEP Annual Report, the BEPC Annual Report, and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, and those described in the applicable prospectus supplement. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. For more information see “Where You Can Find More Information” and “Documents Incorporated by Reference.”

REASON FOR THE OFFER AND USE OF PROCEEDS

Unless stated otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to use the net proceeds of the sale of the exchangeable shares for general corporate purposes. The actual application of proceeds from the sale of any particular offering of exchangeable shares covered by this prospectus will be described in the applicable prospectus supplement relating to the offering. In the case of a sale by a selling securityholder, neither our company nor the Partnership will receive any of the proceeds from such sale.

SELLING SECURITYHOLDERS

This prospectus also relates to the possible resale or other disposition by certain selling securityholders, that are indirect wholly-owned subsidiaries of Brookfield Corporation and which will be identified in a prospectus supplement, of up to 34,719,683 exchangeable shares issuable upon exchange of the Class A.2 Shares that were distributed to the Brookfield Group in connection with the Arrangement. The Class A.2 Shares are exchangeable on a one-for-one basis by the Brookfield Group into exchangeable shares (subject to an ownership cap that limits the exchange by the Brookfield Group of Class A.2 Shares such that exchanges by the Brookfield Group may not result in the Brookfield Group owning 9.5% or more of the aggregate fair market value of all issued and outstanding shares of our company) or LP units.

The Brookfield Group is, and the selling securityholders are expected to be, affiliated with our company and the Partnership. However, neither our company nor the Partnership will receive any proceeds from the sales of these exchangeable shares by the selling securityholder.

This prospectus also relates to the underlying offer of LP units that may be issued by the Partnership or delivered by our company or Brookfield Corporation upon any exchange, redemption or acquisition of exchangeable shares being offered by the selling securityholders hereunder (including, if applicable, in connection with liquidation, dissolution or winding up of our company) in accordance with the terms of the exchangeable shares as provided in our company’s articles of incorporation and/or the Rights Agreement.

For additional information regarding relationships between the selling securityholders and our company and the Partnership, see elsewhere in this prospectus, the applicable prospectus supplement(s) and the documents incorporated by reference herein and therein. In addition, for a description of potential conflicts of interest (and the methods of resolving them), please see Item 7.B, “Related Party Transactions— Relationship with Brookfield” in the BEP Annual Report and Item 7.B, “Related Party Transactions— Brookfield Relationship Agreement” in the BEPC Annual Report, each of which is incorporated by reference in this prospectus.

CAPITALIZATION

For information regarding the capitalization of our company and the Partnership, see the documents incorporated by reference herein. Each prospectus supplement will include information on our company’s and the Partnership’s capitalization in connection with offerings hereunder.

DESCRIPTION OF EXCHANGEABLE SHARES

The following description of the exchangeable shares sets forth certain general terms and provisions of exchangeable shares following consummation of the Arrangement. As of February 21, 2025, there were 144,887,341 exchangeable shares outstanding. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of our company’s articles and notice of articles (“our articles”) and the Rights Agreement entered into in connection with the closing of the Arrangement. Our articles and the Rights Agreement are filed as exhibits to the Registration Statement of which this prospectus forms a part.

Through the rights and governance structures described in this prospectus, each exchangeable share is intended to provide its holder with an economic return that is equivalent to that of an LP unit. Consequently, we expect that the market price of the exchangeable shares will be significantly impacted by the market price of the LP units and the combined business performance of our company, the Partnership and their respective subsidiaries as a whole. For a more detailed description of the share capital of our company, see the BEPC Annual Report including the description of our exchangeable shares in Exhibit 2.1 thereto.

Voting

Except as otherwise expressly provided in our articles or as required by law, each holder of exchangeable shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Each holder of exchangeable shares is entitled to cast one vote for each exchangeable share held at the record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in our articles or as required by law, the holders of exchangeable shares and BEPC class B shares will vote together and not as separate classes. See “ —Class B Shares” below for a description of the BEPC class B shares.

Holders of exchangeable shares hold an aggregate 25% voting interest in our company.

Dividends

The holders of exchangeable shares are entitled to receive dividends as and when declared by our board of directors subject to the special rights of the holders of any other class of shares ranking senior to the exchangeable shares with respect to priority in payment of dividends. Each exchangeable share will receive identical dividends to the distributions paid on each LP unit. Additionally, pursuant to the amended and restated equity commitment agreement between our company and the Partnership, the Partnership has agreed that it will not declare or pay any distribution on the LP units if on such date our company does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on exchangeable shares.

Each exchangeable share entitles its holder to cumulative dividends per share in a cash amount equal in value to (i) the amount of any distribution made on an LP unit multiplied by (ii) the conversion factor (which is currently one, subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership) determined in accordance with our articles and in effect on the record date of such dividend (the “BEPC exchangeable dividend”). See “ —Exchange by Holder—Adjustments to Reflect Certain Capital Events” below. The record and payment dates for the dividends on the exchangeable shares, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the distributions upon the LP units.

If the full amount of a BEPC exchangeable dividend is not declared and paid concurrently with a distribution on the LP units, or is declared but is not paid on the payment date, then the undeclared or unpaid amount of such BEPC exchangeable dividend shall accrue and accumulate (without interest), whether or not our company has earnings, whether or not there are funds legally available for the payment thereof and whether or not such BEPC exchangeable dividend has been earned, declared or authorized. Any BEPC exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable (“unpaid accrued dividends”). All BEPC exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the BEPC class B shares. The holders of exchangeable shares are not entitled to any dividends from our company other than the BEPC exchangeable dividends.

Class A.1 Shares and Class A.2 Shares

Pursuant to the Arrangement, the articles of Old BEPC were amended to create the class A.1 exchangeable subordinate shares (the “Class A.1 Shares”) and the Class A.2 Shares. Our company transferred the Old BEPC Shares it received from shareholders other than the Brookfield Group to Old BEPC in exchange for Class A.1 Shares and the Brookfield Group transferred its Old BEPC Shares to Old BEPC in exchange for Class A.2 Shares, in each case on a one-for-one basis. The Class A.1 Shares held by our company are exchangeable for LP units, but will generally only be exchanged by our company following an exchange by a holder of exchangeable shares in order to allow our company to satisfy its obligation to deliver LP units to the exchanging holder of exchangeable shares, and not for our company’s own account. In addition, the Class A.2 Shares are exchangeable on a one-for-one basis by the Brookfield Group into exchangeable shares (subject to an ownership cap that limits the exchange by the Brookfield Group of Class A.2 Shares such that exchanges by the Brookfield Group may not result in the Brookfield Group owning 9.5% or more of the aggregate fair market value of all issued and outstanding shares of our company) or LP units. As of the date of this prospectus, there are 34,719,683 Class A.2 Shares issued and outstanding, all of which are held by the Brookfield Group.

Class B Shares

Voting. Except as otherwise expressly provided in our articles or as required by law, each holder of BEPC class B shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Except as otherwise expressly provided in our articles or as required by law, the holders of exchangeable shares and BEPC class B shares will vote together and not as separate classes. The holders of the BEPC class B shares are entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares.

Dividends. The holders of BEPC class B shares are entitled to receive dividends as and when declared by our company’s board of directors subject to the special rights of the holders of exchangeable shares and any other shares ranking senior to the BEPC class B shares with respect to priority in payment of dividends.

Subject to the rights of holders of exchangeable shares at the time outstanding having prior rights as to dividends and the payment to any holders of exchangeable shares who have delivered notices of exchange, each BEPC class B share entitles its holder to dividends as and when declared by our company’s board of directors.

In the event a dividend is declared and paid on the exchangeable shares consisting of exchangeable shares, our company’s board of directors will, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the BEPC class B shares consisting of BEPC class B shares.

Liquidation. Upon any liquidation, dissolution or winding up of our company, after the payment in full of the amount due to the holders of exchangeable shares described above in “ —Liquidation”, the remaining assets and property of our company will be distributed among the holders of the BEPC class B shares.

Redemption by Holder. Holders of BEPC class B shares have the right to tender all or a portion of their BEPC class B shares for cash for each BEPC class B share equal to the NYSE closing price of one unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “ —Exchange by Holder—Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, we will have thirty (30) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer. The BEPC class B shares may only be transferred to affiliates of the Partnership.

Exchange by Holder

Holders of exchangeable shares have the right to exchange all or a portion of their exchangeable shares for one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the date that the request for exchange is received by our company’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole discretion of our group). In the event the Partnership ceases to be a publicly listed entity, the value of an LP unit will be determined by (i) the last available bid price from an independent source such as an over-the-counter market or an independent investment banking firm; or (ii) if (i) is not applicable, then the amount that a holder of an LP unit would receive upon the liquidation of the Partnership and sale of its assets in accordance with the terms of its partnership agreement. If you hold exchangeable shares through a broker, please contact your broker to request an exchange on your behalf. If you are a registered holder of exchangeable shares, please contact the transfer agent and follow the process described below.

Each holder of exchangeable shares who wishes to exchange one or more of his or her exchangeable shares for LP units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from our company’s transfer agent. The transfer agent will promptly notify our company, the Partnership and until such time as the Rights Agreement is terminated, Brookfield Corporation of the receipt of a notice of exchange. Upon receipt of a notice of exchange, our company shall, within ten (10) business days after the date that the notice of exchange is received by our company’s transfer agent, deliver to the tendering holder of exchangeable shares, in accordance with instructions set forth in the notice of exchange, one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the date that the request for exchange is received by our company’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our company). Upon completion of the exchange of any exchangeable shares as described herein, the holder of exchangeable shares who has exchanged its exchangeable shares will have no further right, with respect to any exchangeable shares so exchanged, to receive any dividends on exchangeable shares with a record date on or after the date on which such exchangeable shares are exchanged.

In lieu of our company delivering LP units or paying cash as described in the preceding paragraph, the Partnership, in its sole discretion, may elect to satisfy our exchange obligation by acquiring all of the tendered exchangeable shares in exchange for issuing directly to such tendering holder one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the date that the request for exchange is received by our company’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of the Partnership). If the Partnership elects to satisfy our exchange obligation directly (in lieu of our company delivering LP units or cash as described above), it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to our company’s transfer agent of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by our company’s transfer agent by delivering to such holder of exchangeable shares the LP units or its cash equivalent. Unitholders of the Partnership are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

In the event that a tendering holder of exchangeable shares has not received the number of LP units or its cash equivalent in satisfaction of the tendered exchangeable shares, then such tendering holder of exchangeable shares will be entitled to receive the equivalent of such cash amount or LP units amount from Brookfield Corporation pursuant to the Rights Agreement between Brookfield Corporation and Wilmington Trust, National Association (the “rights agent”) until July 30, 2027 (and as will be automatically renewed for successive periods of two years, unless Brookfield Corporation provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement). In this scenario, the tendered exchangeable shares will be delivered to the rights agent in exchange for the delivery of the equivalent of the cash amount or LP units amount from a collateral account of Brookfield Corporation administered by the rights agent. The Partnership has agreed to indemnify Brookfield Corporation, in its capacity as selling securityholder, for certain liabilities under applicable securities laws concerning selling securityholders, in connection with any LP units delivered by Brookfield Corporation pursuant to the Rights Agreement. The Rights Agreement entered into in connection with the closing of the Arrangement replaced the rights agreement existing prior to the Arrangement between Brookfield Corporation and the rights agent (the “Prior Rights Agreement”), and provides the same expiration date and other terms as the Prior Rights Agreement. See Item 7.B “Related Party Transactions—Rights Agreement” in the BEPC Annual Report for a further description of the Prior Rights Agreement.

No Fractional LP Units. No fractional LP units will be issued or delivered upon exchange of exchangeable shares. In lieu of any fractional LP units to which the tendering holder of exchangeable shares would otherwise be entitled at our group’s election, our group will pay an amount in cash equal to the LP unit value on the trading day immediately preceding the exchange date multiplied by such fraction of an LP unit.

Conversion of Tendered Exchangeable Shares. Brookfield Renewable is entitled at any time to have any or all exchangeable shares acquired by Brookfield Renewable converted into BEPC class B shares on a one-for-one basis.

Adjustments to Reflect Certain Capital Events. The conversion factor (which is currently one) is subject to adjustment in accordance with our articles to reflect certain capital events, including (i) if the Partnership and/or our company declares or pays a distribution to its unitholders consisting wholly or partly of LP units or a dividend to its shareholders consisting wholly or partly of exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the Partnership and/or our company splits, subdivides, reverse-splits or combines its outstanding LP units or exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the Partnership and/or our company distributes any rights, options or warrants to all or substantially all holders of its LP units or exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire LP units or exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for LP units or exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the Partnership distributes to all or substantially all holders of LP units evidences of its indebtedness or assets (including securities), or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities, but excluding all distributions where a comparable distribution (or the cash equivalent) is made by our company; or (v) if the Partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the LP units (but excluding for all purposes any exchange or tender offer to exchange LP units for exchangeable shares or any other security economically equivalent to LP units), to the extent that the cash and value of any other consideration included in the payment per LP unit exceeds certain thresholds.

Redemption by Issuer

Our company’s board of directors has the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events (each a “Redemption Event”): (i) the total number of exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the LP units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the Partnership approve an acquisition of the Partnership by way of arrangement or amalgamation; (iv) unitholders of the Partnership approve a restructuring or other reorganization of the Partnership; (v) there is a sale of all or substantially all of the Partnership’s assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of our company and our shareholders, that may result in adverse tax consequences for our company or our shareholders; or (vii) our company’s board of directors, in its sole discretion, concludes that the unitholders of the Partnership or holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to our company. For greater certainty, unitholders of the Partnership do not have the ability to vote on such redemption and the decision of our company’s board of directors to redeem all of the then outstanding exchangeable shares will be final. In addition, the holder of BEPC class B shares may deliver a notice to our company specifying a redemption date upon which our company shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from our company to holders of the exchangeable shares and without the consent of holders of exchangeable shares, our company shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.

Upon any such Redemption Event, the holders of exchangeable shares shall be entitled to receive pursuant to such redemption one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “ —Exchange by Holder—Adjustments to Reflect Certain Capital Events”), plus a cash amount for each exchangeable share equal to any unpaid dividends per exchangeable share.

Notwithstanding the foregoing, upon any Redemption Event, the Partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”), plus a cash amount for each exchangeable share equal to any unpaid dividends per exchangeable share. Partnership unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Liquidation

Upon any liquidation, dissolution or winding up of our company, and subject to the prior rights of holders of any other class of shares of our company ranking in priority or ratably with the exchangeable shares and after the payment in full (i) to any holder of exchangeable shares or BEPC class B shares that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the BEPC class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) of any unpaid accrued dividends, the holders of exchangeable shares shall be entitled to one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of our company are insufficient to make such payment in full, then the assets of our company will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of our company, the Partnership may elect to acquire all of the outstanding exchangeable shares for one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus, in each case, a cash amount for each exchangeable share equal to any unpaid accrued dividends per exchangeable share. The acquisition by the Partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of our company. Partnership unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Automatic Redemption upon Liquidation of the Partnership

Upon any liquidation, dissolution or winding up of the Partnership, including where substantially concurrent with a liquidation, dissolution or winding up of our company, all of the then outstanding exchangeable shares will be automatically redeemed by us on the day prior to the liquidation, dissolution or winding up of the Partnership and immediately following the automatic redemption by BRHC of the Class A.1 Shares and Class A.2 Shares (or the exercise by the Partnership of any call rights in respect thereof). Each holder of exchangeable shares shall be entitled to one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the trading day immediately preceding the announcement of such redemption plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of our company).

Notwithstanding the foregoing, upon any such redemption, the Partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus, in each case, a cash amount for each exchangeable share equal to any unpaid accrued dividends per exchangeable share. The acquisition by the Partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of the Partnership. Partnership unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Conversion to BEPC Class B Shares

The Partnership, or any of its controlled subsidiaries, is entitled to convert each held exchangeable share to a BEPC class B share on a one-for-one basis.

Book-Based System

The exchangeable shares may be uncertificated or represented in the form of one or more fully registered share certificates held by, or on behalf of, CDS Clearing and Depository Services Inc. (“CDS”) or the Depository Trust Company (“DTC”), as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of the exchangeable shares may be effected through the book-based system administered by CDS or DTC, as applicable.

Treatment of Exchangeable Shares in Connection with a Takeover Bid, Issuer Bid or Tender Offer

The exchangeable shares are not LP units and will not be treated as LP units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. LP units and exchangeable shares are not securities of the same class. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire LP units, unless such offer is extended to holders of exchangeable shares and holders of LP units will not be entitled to participate in an offer or bid made to acquire exchangeable shares, unless such offer is extended to holders of LP units. In the event of a takeover bid for LP units, a holder of exchangeable shares who would like to participate would be required to tender his or her exchangeable shares for exchange, in order to receive an LP unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the LP units at a price in excess of the market price of the LP units and a comparable offer is not made for the exchangeable shares, then the conversion factor for the exchangeable shares may be adjusted. See “ —Exchange by Holder—Adjustments to Reflect Certain Capital Events” above for more information on the circumstances in which adjustments may be made to the conversion factor.

Approval Rights

Any amendment or modification that would reasonably be expected to impact the economic equivalence of a exchangeable share with an LP unit requires the affirmative vote of holders of a majority of the outstanding exchangeable shares not held by Brookfield, voting as a class or, in the event that there is more than one non-overlapping director of our company, the approval of a majority of such non-overlapping directors.

Transfer Restrictions

No holder of exchangeable shares shall transfer to any person such number of exchangeable shares such that, after giving effect to the transfer, the transferee, together with its affiliates, would hold a direct and/or indirect interest in voting securities carrying 10% or more of the voting rights attached to all voting securities of our company without the prior approval of the Federal Energy Regulatory Commission, to the extent required.

Choice of Forum for Securities Act Claims

Our articles provide that unless our company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In the absence of this provision, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.

DESCRIPTION OF LIMITED PARTNERSHIP UNITS

The LP units are non-voting limited partnership interests in the Partnership. The Partnership is authorized to issue an unlimited number of LP Units. As of February 21, 2025 there were 284,915,598 LP units outstanding (or 479,403,537 LP units assuming the exchange of all of the redeemable/exchangeable partnership units of BRELP held by Brookfield and 659,010,561 LP units assuming the exchange of all of the outstanding redeemable/exchangeable partnership units of BRELP, exchangeable shares and Class A.2 Shares). The redeemable/exchangeable partnership units of BRELP are subject to a redemption-exchange mechanism pursuant to which LP units may be issued in exchange for redeemable/exchangeable partnership units of BRELP on a one for one basis. The LP Units are listed on the NYSE under the symbol “BEP” and on the TSX under the symbol “BEP.UN”. There were no changes to the Partnership’s capital structure or the LP units as a result of the Arrangement.

For more detailed information on the LP units and the limited partnership agreement of the Partnership, see “Item 10.B—Memorandum and Articles of Association—Description of Our LP Units, Preferred Units and the Amended and Restated Limited Partnership Agreement of BEP” in the BEP Annual Report and the other information incorporated by reference in this prospectus, as updated by the Partnership’s subsequent filings with the SEC that are incorporated herein by reference. Any material U.S. and Canadian federal income tax considerations related to the LP Units will be described in a prospectus supplement.

Withdrawal and Return of Capital Contributions

Holders of the LP units are not entitled to the withdrawal or return of capital contributions in respect of LP units, except to the extent, if any, that distributions are made to such holders pursuant to the Partnership’s limited partnership agreement or upon the liquidation of the Partnership as described in the BEP Annual Report or as otherwise required by applicable law.

Priority

Except to the extent expressly provided in the limited partnership agreement, a holder of LP units will not have priority over any other holder of the LP units, either as to the return of capital contributions or as to profits, losses or distributions. The LP units rank junior to the preferred limited partnership units with respect to priority in the payment of distributions and in the distribution of the assets of the Partnership in the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary, as further described in the BEP Annual Report.

No Pre-emptive and Redemption Rights

Unless otherwise determined by the General Partner, in its sole discretion, holders of LP units will not be granted any pre-emptive or other similar right to acquire additional interests in the Partnership. In addition, holders of the LP units do not have any right to have their LP units redeemed by the Partnership.

No Management or Control

The Partnership’s limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of the Partnership and do not have any right or authority to act for or to bind the Partnership or to take part or interfere in the conduct or management of the Partnership. Limited partners are not entitled to vote on matters relating to the Partnership, although holders of the LP units are entitled to consent to certain matters as described in the limited partnership agreement of the Partnership which may be effected only with the consent of the holders of the percentages of outstanding LP units specified in the partnership agreement. Each LP unit shall entitle the holder thereof to one vote for the purposes of any approvals of holders of LP units.

Choice of Forum for Securities Act Claims

The Partnership’s limited partnership agreement provides that unless the Partnership consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.

PLAN OF DISTRIBUTION

Our company and any selling securityholders may sell exchangeable shares to or through underwriters or dealers; directly to one or more purchasers; through agents; in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; through a combination of any of these methods of sale; or through any other method permitted by applicable law and described in the applicable prospectus supplement. The distribution of exchangeable shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices. In connection with the sale of exchangeable shares, underwriters may receive compensation from our company and the Partnership or the selling securityholders or from purchasers of exchangeable shares for whom they may act as agents in the form of concessions or commissions.

Each prospectus supplement relating to the offering of exchangeable shares will set forth the terms of the offering, including the names of any underwriters or agents, the purchase price or prices of the offered securities, the proceeds to us from the sale of the offered securities, the underwriting discounts and commissions and any discounts, commissions and concessions allowed or reallowed or paid by any underwriter to other dealers.

Under agreements which may be entered into by our company, the Partnership, the selling securityholders and the underwriters, dealers and agents who participate in the distribution of our exchangeable shares may be entitled to indemnification by us against certain liabilities, including liabilities under securities legislation in several of the provinces and territories of Canada and in the United States, or to contribution with respect to payments which those underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

The exchangeable shares to be offered by our company pursuant to this prospectus will be a new issue of securities. Certain broker-dealers may make a market in our exchangeable shares but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in our exchangeable shares or as to the liquidity of the trading market for such securities.

Selling securityholders may use this prospectus in connection with the resale of exchangeable shares. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the exchangeable shares they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of such securities. The Brookfield Group is, and the selling securityholders are expected to be, affiliated with our company and the Partnership. Accordingly, the sale of exchangeable shares by the selling securityholders hereunder may be deemed to be conducted by or on behalf of our company and the Partnership. Our company and the Partnership will not receive any proceeds from sales by selling securityholders.

In connection with any underwritten offering of our exchangeable shares, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of such securities offered at levels above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Our company is incorporated under the laws of British Columbia, Canada and the Partnership is formed under the laws of Bermuda. A substantial portion of our company’s and the Partnership’s assets are located outside of Canada and the United States and certain of the directors of the General Partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. Our company has appointed an agent for service of process in the United States. The Partnership has appointed an agent for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the Partnership, its general partner, the directors of the General Partner or the experts named in this prospectus since a substantial portion of the Partnership’s assets and the assets of such persons may be located outside of Canada and the United States.

The ability to effect service of process and the enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that our company is incorporated under the laws of the Province of British Columbia, that some or all of their officers and directors may be residents of Canada, that some or all of the underwriters or experts named in the registration statement may be residents of Canada and that all or a substantial portion of the assets of our company and such persons may be located outside the United States.

The Partnership has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be enforceable in Bermuda against the Partnership, its general partner, the directors of the General Partner or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the Partnership, the directors of the General Partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would likely give recognition to a valid, final and conclusive in personam judgment obtained in a Canadian or U.S. court pursuant to which a debt or definitive sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as: (i) the Canadian or U.S. court issuing the judgment had proper jurisdiction over the parties subject to the judgment and had jurisdiction to give the judgment as a matter of Bermuda law; (ii) the Canadian or U.S. court issuing the judgment did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; and (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda (this is likely to be the case if, for example, there is a Bermuda judgment which conflicts with the judgment of the foreign court in respect of which the enforcement is sought or if the judgment creditor has unsettled judgment debts in Bermuda).

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the Partnership’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the Partnership, its general partner, the directors of the General Partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

LEGAL MATTERS

The validity of the exchangeable shares offered by this prospectus will be passed upon by McMillan LLP, British Columbia counsel to our company. The validity of the LP units issuable upon exchange, redemption or acquisition of the exchangeable shares offered pursuant to this prospectus and other matters of Bermuda law will be passed upon for the Partnership by Appleby (Bermuda) Limited.

EXPERTS

The consolidated financial statements of BEPC, incorporated in this prospectus by reference from the BEPC Annual Report on Form 20-F for the year ended December 31, 2024, and the effectiveness of BEPC’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of the Partnership, incorporated in this prospectus by reference from the BEP Annual Report on Form 20-F for the year ended December 31, 2024, and the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The offices of Ernst & Young LLP are located at Ernst & Young Tower, 100 Adelaide Street West, Toronto, ON M5H 0B3.

The consolidated financial statements of Neoen as of December 31, 2023 and 2022, and for each of the years then ended, incorporated in this prospectus by reference from the joint Report on Form 6-K of the Partnership and BEPC filed with the SEC on March 6, 2025, have been audited by Deloitte & Associés, independent auditor, as set forth in their report. Such consolidated financial statements have been so incorporated herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of the offering of the securities being registered under the registration statement of which this prospectus forms a part, all of which have been or will be paid by our company.

SEC registration fee		$85,173.67	*
Blue sky fees and expenses		*	*
NYSE and TSX listing fees		*	*
Transfer agent fees		*	*
Printing costs		*	*
Legal fees and expenses		*	*
Accounting fees and expenses		*	*
Miscellaneous		*	*

Total	$	*	*

*	Does not include $445,088.38 of registration fees that were carried forward from a prior registration statement.
**	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

Brookfield Renewable Corporation

Brookfield Renewable Partners L.P.

Class A Exchangeable Subordinate Voting Shares of Brookfield Renewable Corporation

Limited Partnership Units of Brookfield Renewable Partners L.P.

(issuable or deliverable upon exchange, redemption or acquisition of Class A Exchangeable Subordinate Voting Shares)

PROSPECTUS

April 2, 2025